Exhibit 99.1

LENSAR Reports Third Quarter 2021 Financial Results and Provides Business Update

Third Quarter 2021 Procedure Volumes Increase 23% over 2020 Levels

Cash and Cash Equivalents of $32.3 Million reflect Cash Utilization of $2.2 Million in the Quarter

ORLANDO, Fla. (November 8, 2021) – LENSAR, Inc. (Nasdaq: LNSR) (“LENSAR” or “the Company”), a global medical technology company focused on advanced femtosecond laser surgical solutions for the treatment of cataracts, today announced financial results for the quarter ended September 30, 2021 and provided an update on key strategic and operational initiatives.

“The third quarter was one of continued progress on both the commercial and research and development aspects of our business. Our commercial operations have continued to rebound from the pandemic-related shutdowns, and again, demonstrated resiliency and continued growth of our business. We increased revenue 16% over the third quarter of 2020, while procedure volumes grew 23% over the third quarter of 2020. Importantly, year-to-date procedure volume through September 2021 represented a 35% and 18% growth-rate over the nine-month volume in 2020 and 2019, respectively,” said Nick Curtis, Chief Executive Officer of LENSAR. “The development and regulatory timelines for our next generation ALLY™ Adaptive Cataract Treatment System remain on track. As we progress toward the anticipated 510(k) filing for ALLY in the first quarter of 2022, we are continuing to navigate supply chain challenges to maintain our filing timeline. Interest in the ALLY Adaptive Cataract Treatment System from leading cataract and refractive surgeons worldwide continues to grow as the benefit of the industry’s first fully-integrated femtosecond laser and phacoemulsification system nears reality.”

Third Quarter 2021 Financial Results

Total revenue for the quarter ended September 30, 2021 was $8.3 million, an increase of $1.1 million, or 16%, compared to total revenue of $7.1 million for the quarter ended September 30, 2020. The increase was primarily driven by increased procedure volume, and to a lesser extent, lease placements. Procedure volume exceeded the Company’s pre-COVID levels, particularly in the United States, as the Company returned to its history of growth and market expansion.

For the quarter ended September 30, 2021, approximately 87% of our revenue was attributable to recurring sources compared to 82% for the quarter ended September 30, 2020.

Selling, general and administrative expenses for the quarter ended September 30, 2021 were $6.5 million, an increase of $0.2 million, or 4%, compared to $6.3 million for the quarter ended September 30, 2020. The increase was primarily due to an increase in sales and marketing expenses as trade shows and travel resumed, expenses associated with being a public company and returning to normal pre-pandemic operations, offset by lower stock-based compensation expenses.

Research and development (“R&D”) expenses were $3.2 million and $2.0 million for the quarters ended September 30, 2021 and 2020, respectively, an increase of $1.2 million or 59%. The increase in R&D expense was primarily due to additional costs for the continued development of ALLY and raw materials purchased for the manufacture of ALLY.

Net loss for the quarter ended September 30, 2021, was $6.2 million, or ($0.65) per share, compared to net loss of $4.8 million, or ($0.64) per share, for the quarter ended September 30, 2020. Included within operating expenses are stock-based compensation expenses recorded for the quarters ended September 30, 2021 and 2020 of $1.6 million and $3.8 million, respectively. These costs reflect, and are the result of, the Company’s recapitalization and becoming a standalone public company in the fourth quarter of 2020.

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) for the quarter ended September 30, 2021 was ($5.5) million, compared with ($4.2) million for the quarter ended September 30, 2020. Adjusted EBITDA, which we calculate by adding back stock-based compensation expense to EBITDA, was ($3.9) million for the quarter ended September 30, 2021 and ($0.4) million for the quarter ended September 30, 2020. EBITDA and Adjusted EBITDA are non-GAAP financial measures, and a reconciliation of these measures to net loss is set forth below in this press release.

As of September 30, 2021, the Company had cash and cash equivalents of $32.3 million as compared to $40.6 million at December 31, 2020. Cash utilized in the quarter ended September 30, 2021 was $2.2 million and $8.3 million for first nine months of 2021. Based on its cash position and operational forecast, the Company believes it has sufficient cash to fund operations through the filing of its 510(k) application in the first quarter of 2022 and expected launch of ALLY later in 2022.

Conference Call:

LENSAR management will host a conference call and live webcast to discuss the third quarter results and provide a business update today, November 8, 2021 at 8:30 a.m. ET.

To participate by telephone, please dial (833) 312-1363 (Domestic) or (236) 712-2498 (International). The conference ID number is 5587659. The live webcast can be accessed under “Events & Presentations" in the Investor Relations section of the company's website at https://ir.lensar.com. Please log in approximately 5-10 minutes prior to the call to register and to download and install any necessary software. The call and webcast replay will be available until November 22, 2021.

About LENSAR

LENSAR is a commercial-stage medical device company focused on designing, developing and marketing an advanced femtosecond laser system for the treatment of cataracts and the management of pre-existing or surgically induced corneal astigmatism. Its LENSAR Laser System incorporates a range of proprietary technologies designed to assist the surgeon in obtaining better visual outcomes, efficiency and reproducibility by providing advanced imaging, simplified procedure planning, efficient design and precision.

Forward-looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding the Company’s development, the future market potential of ALLY™ and the timing of the Company’s anticipated 510(k) filing. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “expect,” “should,” “plan,” “intend,” “estimate,” “target,” “mission,” “may,” “will,” “would,” “should,” “could,” “target,” “potential,” “project,” “predict,” “contemplate,” “potential,” or the negative thereof and similar words and expressions.

Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important factors that could impair the value of the Company’s assets and business include, without limitation, its history of operating losses and ability to generate revenue; its ability to maintain, grow market acceptance of and enhance its LENSAR Laser System; the impact of the COVID-19 pandemic and the Company’s ability to grow revenues; the Company’s ability to obtain the necessary clearances or approvals for ALLY; the willingness of patients to pay the price difference for LENSAR products; its ability to grow a U.S. sales and marketing organization; its ability to meet its future capital needs; the impact of any material disruption to the supply or manufacture of the LENSAR Laser Systems; the ability of the Company to compete against competitors that have longer operating histories and more established products than the Company; the Company’s ability to address numerous international business risks; and the other important factors that are disclosed under the heading “Risk Factors” contained in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021, filed with the Securities and Exchange Commission (“SEC”), as such factors may be updated from time to time in its other filings with the SEC, including, but not limited to, its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021 to be filed with the SEC, each accessible on the SEC’s website at www.sec.gov and the Investor Relations section of the Company’s website at https://ir.lensar.com. All forward-looking statements are expressly qualified in their entirety by such factors. Except as required by law, the Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. These forward-looking statements should not be relied upon as representing LENSAR’s views as of any date subsequent to the date of this press release.

Contacts:	Lee Roth / Cameron Radinovic
Thomas R. Staab, II, CFO	Burns McClellan for LENSAR
ir.contact@lensar.com	lroth@burnsmc.com / cradinovic@burnsmc.com

Non-GAAP Financial Measures

The Company prepares and analyzes operating and financial data and non-GAAP measures to assess the performance of its business, make strategic and offering decisions and build its financial projections. The key non-GAAP measures it uses are EBITDA and Adjusted EBITDA.

EBITDA is defined as net loss before interest expense, interest income, income tax expense, depreciation and amortization expenses. EBITDA is a non-GAAP financial measure. EBITDA is specifically disclosed because the Company believes that EBITDA provides meaningful supplemental information for investors regarding the performance of its business and facilitates a meaningful evaluation of actual results on a comparable basis with historical results. Adjusted EBITDA is also a non-GAAP financial measure. The Company believes Adjusted EBITDA, which excludes stock-based compensation expense, provides meaningful supplemental information for investors when evaluating its results and comparing it to peer companies as stock-based compensation expense is a significant non-cash charge due to the recapitalization of the Company. It uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in its underlying business from quarter to quarter. However, there are a number of limitations related to the use of non-GAAP measures and their nearest GAAP equivalents. For example, other companies may calculate non-GAAP measures differently, or may use other measures to calculate their financial performance and, therefore, any non-GAAP measures it use may not be directly comparable to similarly titled measures of other companies.

A reconciliation of EBITDA and Adjusted EBITDA to their most comparable GAAP financial measure are set forth below.

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands)	2021	2020	2021	2020
Net loss	$ (6,155)	$ (4,763)	$ (15,699)	$ (12,946)
Add: Interest expense	—	65	—	1,340
Less: Interest income	(10)	(14)	(41)	(48)
Add: Depreciation expense	393	227	1,063	1,035
Add: Amortization expense	309	313	931	944
EBITDA	(5,463)	(4,172)	(13,746)	(9,675)
Add: Stock-based compensation expense	1,573	3,764	5,323	3,890
Adjusted EBITDA	$ (3,890)	$ (408)	$ (8,423)	$ (5,785)

 LENSAR, Inc.

STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue
Product	$ 6,084	$ 5,264	$ 17,298	$ 13,360
Lease	1,285	1,073	3,536	2,519
Service	903	808	2,403	2,219
Total revenue	8,272	7,145	23,237	18,098
Cost of revenue (exclusive of amortization)
Product	2,915	2,356	7,371	5,824
Lease	448	209	967	905
Service	1,058	684	2,696	1,959
Total cost of revenue	4,421	3,249	11,034	8,688
Operating expenses
Selling, general and administrative expenses	6,523	6,290	18,076	15,110
Research and development expenses	3,184	2,005	8,936	5,010
Amortization of intangible assets	309	313	931	944
Operating loss	(6,165)	(4,712)	(15,740)	(11,654)
Other income (expense)
Interest expense	—	(65)	—	(1,340)
Other income, net	10	14	41	48
Net loss attributable to common stockholders	$ (6,155)	$ (4,763)	$ (15,699)	$ (12,946)
Net loss per share attributable to common stockholders
Basic and diluted	$ (0.65)	$ (0.64)	$ (1.69)	$ (4.04)
Weighted-average number of shares used in calculation of net loss per share:
Basic and diluted	9,439	7,465	9,308	3,202

LENSAR, Inc.

BALANCE SHEETS
(In thousands, except per share amounts)

	September 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$ 32,341	$ 40,599
Accounts receivable, net of allowance of $28 and $19, respectively	2,797	2,012
Notes receivable, net of allowance of $8 and $9, respectively	369	444
Inventories	10,152	13,473
Prepaid and other current assets	1,000	1,857
Total current assets	46,659	58,385
Property and equipment, net	1,015	832
Equipment under lease, net	5,709	3,583
Notes and other receivables, long-term, net of allowance of $4 and $9, respectively	190	452
Intangible assets, net	11,179	12,110
Other assets	3,349	3,758
Total assets	$ 68,101	$ 79,120
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$ 2,399	$ 2,481
Accrued liabilities	4,204	4,570
Deferred revenue	922	923
Other current liabilities	507	493
Total current liabilities	8,032	8,467
Long-term operating lease liabilities	2,933	3,314
Other long-term liabilities	90	129
Total liabilities	11,055	11,910
Stockholders’ equity:
Preferred stock, par value $0.01 per share, 10,000 shares authorized at September 30, 2021 and December 31, 2020; no shares issued and outstanding at September 30, 2021 and December 31, 2020	—	—
Common stock, par value $0.01 per share, 150,000 shares authorized at September 30, 2021 and December 31, 2020; 10,957 and 10,933 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	110	109
Additional paid-in capital	130,628	125,094
Accumulated deficit	(73,692)	(57,993)
Total stockholders’ equity	57,046	67,210
Total liabilities and stockholders’ equity	$ 68,101	$ 79,120